Exhibit 10.4

LOAN AGREEMENT

THIS AGREEMENT made effective December 16, 2021 (the “Effective Date”).

BETWEEN:

1284670 B.C. LTD., a corporation existing under the laws of British Columbia, having an office at Suite 1570 – 505 Burrard Street, Vancouver, B.C V7X 1M5

(the “Lender”)

AND:

MIDORI-BIO INC., a corporation existing under the laws of the Province of Ontario, having an office at 3134 Driftwood Drive, Burlington, ON L7M 3E1

(the “Borrower”)

WHEREAS:

A. The Lender and the Borrower have entered into a share exchange agreement (the “SEA”) dated August 30, 2021, as amended (the “SEA”) whereby the Lender has agreed, subject to certain conditions precedent, to acquire the outstanding shares of the Borrower (the “Transaction”);

B. The Borrower seeks additional capital for its operating expenses in order to be able to continue its operations pending completion of the Transaction; and

C. The Lender has agreed to loan the sum of CDN$200,000 to the Borrower, on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the terms and conditions set out herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 For the purpose of this Agreement, the following words and phrases will have meanings set forth below unless the parties or the context otherwise require(s):

(a)	“Agreement” and “this Agreement” means this loan agreement and all schedules hereto as the same may be amended, modified, replaced or restated from time to time;

(b)	“Borrower’ Indebtedness” means all present and future indebtedness and liability, direct and indirect, of the Borrower to the Lender arising under and pursuant to the Loan Documents (including, without limitation, at any point in time the principal amount outstanding under the Loan, all unpaid accrued interest thereon, and all fees and costs and expenses then payable in connection therewith);

(c)	“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Vancouver British Columbia, are not open for business;

(d)	“Event of Default” means any of the events specified in Section 11, and “Default” mean any of such events;

(e)	“Interest Rate” means nil % per year;

(f)	“Lien” means, with respect to any Person, any mortgage, lien, pledge, hypothecation, charge, security interest (including, without limitation, an assignment, notice, or security interest filed pursuant to the Bank Act (Canada) or similar legislation in the Province of British Columbia) or other encumbrance, or any interest or title of any vendor, lessor, or lender to or other secured party of such Person under any conditional sale or other title retention agreement, upon or with respect to any property, asset or undertaking of such Person, including any agreement to create any of the foregoing;

(g)	“Loan Documents” means this Agreement, and any other documents delivered in connection with this Agreement;

(h)	“Loan” means the loan in the principal amount of CDN$200,000 made available to the Borrower by the Lender pursuant to this Agreement;

(i)	“material adverse change” and “material adverse effect” in respect of the Borrower means, respectively, a material adverse change in or a material adverse effect on:

(i)	the business, operations, affairs, financial condition, property, assets or undertakings of one or more of the Borrower, or

(ii)	the validity, priority or enforceability of any material agreement (including this Agreement) to which the Borrower is a party or by which any of its property, assets and undertakings are bound;

(j)	“material” in respect of the Borrower means material in relation to the business, operations, affairs, financial condition, assets or properties of the Borrower;

(k)	“Maturity Date” means March 31, 2021, unless sooner determined due to the occurrence of an Event of Default; and

(l)	“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

2. LOAN

2.1 The Lender agrees, subject to the terms and conditions of this Agreement, to make the Loan available to the Borrower in a single advance on the Effective Date.

3. PURPOSE

3.1 The Loan will be made available to the Borrower for the purpose of funding the operating expenses of the Borrower.

4. TERM

4.1 The outstanding principal amount of the Loan together with all accrued and unpaid interest and all other amounts outstanding hereunder shall become due and payable in full on the Maturity Date, unless sooner determined by the Lender due to the occurrence of an Event of Default.

5. EXTENSION OF TERM

5.1 An extension of the term of the Loan will be authorized by the Lender in its sole discretion.

6. INTEREST

6.1 Calculation of Interest. The outstanding daily principal balance of the Loan will bear interest at the Interest Rate until paid in full.

6.2 Overdue Interest. Interest accrued but not paid on the Maturity Date and all fees, costs, and other amounts payable by the Borrower hereunder will be added to the principal balance and will bear interest at the Interest Rate until paid in full.

7. REPAYMENT

7.1 No Set-off. Any amounts payable by the Borrower under this Agreement will be paid without set-off or counterclaim, and without any deductions or withholdings whatsoever.

7.2 Application of Payments. Subject to the provisions hereof, all payments received by the Lender on account of the Borrower’ Indebtedness will be applied first in payment of outstanding interest and secondly in reduction of the principal balance of the Loan then outstanding. If any payment is received at any time while an Event of Default remains outstanding, the Lender may appropriate such payment to such part or parts of the Borrower’ Indebtedness as the Lender in its sole discretion may determine and the Lender may from time to time revoke and change any such appropriation.

7.3 Business Day. Notwithstanding anything in this Agreement to the contrary, any payment of principal of or interest on the Borrower’ Indebtedness that is due on a date other than a Business Day will be made on the next succeeding Business Day. If the date for any payment on the Borrower’ Indebtedness is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension will not be included in the computation of the interest payable on such Business Day.

7.4 Payments to be Made. The Borrower will make all payments due hereunder, when due to the Lender by wire transfer to such bank account as the Lender may advise the Borrower in writing from time to time. All monies received after 12:00 p.m. (Pacific Time) will be deemed received on the next Business Day.

8. CONDITIONS PRECEDENT TO THE LOAN

8.1 The Lender’s obligation to make the Loan is subject to the following conditions precedent having been met to the Lender’s sole satisfaction or waived by the Lender in writing, namely:

(a)	the Lender having received a properly executed copy of this Agreement;

(b)	the Borrower’ representations and warranties contained in this Agreement being true and correct in all material respects; and

(c)	no Default or Event of Default has occurred or would arise immediately after giving effect to or as a result of advancing the Loan.

9. REPRESENTATIONS AND WARRANTIES

9.1 The Borrower represents and warrants to the Lender as follows:

(a)	it is a corporation duly organized, validly existing and in good standing under the laws of British Columbia;

(b)	it has the corporate power and capacity to carry on business, own property or interests therein, borrow and lend money, grant security, make, keep, observe and perform representations, warranties, covenants and agreements and incur obligations and liabilities, all as contemplated hereby;

(c)	there is no action, suit, investigation or proceeding outstanding or pending against the Borrower, or any of its property, assets or undertakings by or before any court, arbitrator or administrative or governmental body which would reasonably be expected to have a material adverse effect;

(d)	it is in compliance with all applicable laws, judgements and orders and rulings, guidelines and decisions having force of law, other than such non-compliance which would reasonably be expected to not have a material adverse effect;

(e)	it is not in violation of its constating documents or applicable shareholder agreement;

(f)	it is not a party to any agreement or instrument or subject to any restriction which has or may have a material adverse effect;

(g)	it has not made out loans or advances to or for the benefit of any shareholder, director or affiliate of the Borrower, nor will any such loans be made while the Loan is outstanding;

(h)	this Agreement has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the rights of creditors generally; and

(i)	the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder and thereunder, do not and will not conflict with or result in a breach of any of the terms, conditions, or provisions of:

(i)	its constating documents, or

(ii)	any law, regulation, or decree applicable or binding on it or any of its property, assets and undertaking.

10. COVENANTS

10.1 Positive Covenants. So long as there remains any outstanding amount owing to the Lender under the Loan, the Borrower covenants and agrees with the Lender that the Borrower will do as follows:

(a)	preserve and maintain its corporate existence;

(b)	obtain and maintain in effect at all times all permits and licenses required to carry on its businesses;

(c)	fully observe and perform its obligations under the Loan Documents;

(d)	comply with all laws, ordinances or governmental rules or regulations applicable to it or any of its property, assets and undertakings;

(e)	promptly following its occurrence, inform the Lender of any Default or Event of Default or event which could have a materially adverse effect;

(f)	promptly following its occurrence, inform the Lender of any actual and/or threatened litigation and all proceedings before any governmental or regulatory agencies or arbitration authorities affecting or which may affect the Borrower;

(g)	carry on its business in a diligent and continuous manner and will not cause or authorize any conduct, activity or transaction that is likely to materially adversely affect the financial position of the Borrower;

(h)	file, by the stipulated deadlines, its income tax returns and any other documents required, as applicable with the applicable authorities;

(i)	punctually pay all taxes, assessments, deductions at source, withholdings, remittances, income taxes and annuities when due;

(j)	ensure that the Loan shall be used only by the Borrower for the purposes set out in Section 3.1;

(k)	at all times, give the Lender’s representatives the right to inspect its establishments and provide access thereto, and further permit the Lender’s representatives to examine its books of account and other records, and take extracts therefrom and/or copies thereof; and

(l)	execute or cause to be executed, such further documents and instruments as the Lender may request or require in order to effectuate the terms and intentions of this Agreement. In the event the Borrower fails or is unable to execute or cause to be executed any such documents or instruments, the Borrower hereby appoint the Lender its attorney-in-fact with the full right and authority to execute and delivery any such documents or instruments.

10.2 Negative Covenants. So long as there remains any outstanding amount owing to the Lender under the Loan, the Borrower covenants and agrees with the Lender that it will not, without the prior written consent of the Lender:

(a)	amend its articles or by-laws in any manner which may adversely affect the success of the Transaction;

(b)	substantially change the nature of its operations or business;

(c)	amalgamate, consolidate or merge with any other Person;

(d)	enter into any agreements with third parties that contains terms and conditions that conflict with the terms and conditions contained in this Agreement;

(e)	grant, create, or permit any Lien to be registered against it;

(f)	sell, exchange, lease, release or abandon or otherwise dispose of any of its property or assets to any Person, other than in the ordinary course of business; or

(g)	make any advances or loans to, or any investment in, or provide any guarantees on behalf of, any Person other than the Borrower’s subsidiaries and affiliates.

11. EVENTS OF DEFAULT

11.1 At the option of the Lender, the Borrower’ Indebtedness will immediately become due and payable and this Agreement will become enforceable, upon the happening of any one or more of the following events:

(a)	if the Borrower defaults in any payment of principal, interest, or other money payable by it hereunder when the same becomes due hereunder or thereunder;

(b)	if the Borrower defaults in any material respect in the observance or performance of something required to be done or some covenant, agreement, term, stipulation, provision or condition required to be observed or performed hereunder, and such default, if capable of being cured, is not, to the Lender’s reasonable satisfaction, cured within 10 Business Days of the Borrower’s receipt of the Lender’s notice of Default;

(c)	if any representation or warranty given by or on behalf of the Borrower herein or in any certificate, declaration, application or other instrument delivered pursuant hereto is found at any time to be incorrect or untrue in any material respect;

(d)	if an order is made, a resolution is passed or a voluntary motion or a petition is filed, or an involuntary motion or a petition is filed and not dismissed within 10 Business Days, for the liquidation, dissolution or winding-up of the Borrower;

(e)	if the Borrower is declared insolvent; or makes an assignment or proposal under the Bankruptcy and Insolvency Act or similar legislation in any other jurisdiction, a general assignment in favour of its creditors, or a bulk sale of its assets; or if a voluntary bankruptcy petition is filed by the Borrower or an involuntary a bankruptcy petition is filed or presented against the Borrower and not dismissed within 10 Business Days;

(f)	if a receiver, receiver and manager, or receiver-manager, or any person with like powers, is appointed for all or any of the property, assets and undertakings of the Borrower;

(g)	if any proceedings with respect to the Borrower are commenced under the Companies Creditors Arrangement Act (Canada) or under the Bankruptcy and Insolvency Act (Canada) or similar legislation in any other jurisdiction, and, if involuntary, are not dismissed or terminated within 10 Business Days;

(h)	if, without the prior written consent of the Lender, the Borrower transfers or sells all or substantially all of its business or assets to any other Person;

(i)	if the Borrower ceases, or threatens to cease, to carry on its business as the same is conducted by the Borrower from time to time;

(j)	if a distress or analogous process is levied upon the any of the material property, assets or undertakings of the Borrower or any part thereof, unless the process is disputed in good faith;

(k)	if one of the shareholders of the Borrower commences an action against it which action relates to the Borrower’ obligations under this Agreement, or gives a notice of dissent in accordance with the provisions of the Business Corporations Act (Ontario), or amendments thereto or a similar notice by a shareholder under other applicable legislation; or

(l)	if the Borrower carries on any business that it is restricted from carrying on by its contacting documents.

12. WAIVER

12.1 The Lender may waive any breach by the Borrower of any of the provisions contained in this Agreement or any default by the Borrower in the observance or performance of any covenant or condition required to be observed or performed by the Borrower under the terms of this Agreement; but any waiver by the Lender of such breach or default, or any failure to take any action to enforce its rights hereunder, will not extend to or be taken in any manner whatsoever to affect any subsequent breach or default or the rights resulting therefrom.

13. REMEDIES UNDER THIS AGREEMENT

13.1 Remedies Cumulative. All rights and remedies stipulated for the Lender hereunder will be deemed to be in addition to and not restrictive of the right and remedies which the Lender might be entitled to at law or in equity.

13.2 No Waiver. The acceptance by the Lender of any further security or of any payment of or on account of any of the Borrower’ Indebtedness after a Default or of any payment on account of any past Default will not be construed to be a waiver of any right in respect of any future default or of any past default not completely cured thereby; and the Lender may, in its uncontrolled discretion, exercise any and all rights, powers, remedies and recourses available to it in accordance with this Agreement concurrently or individually without the necessity of any election.

14. MISCELLANEOUS

14.1 Further Assurances. Each of the parties hereto will forthwith at all times, and from time to time, at the Borrower’ sole cost and expense, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, documents and assurances which, in the opinion of a Lender, acting reasonably, are necessary or advisable for the better accomplishing and effecting of the intent of this Agreement.

14.2 Pay Costs. Each party will be responsible for the payment of their own legal costs and other costs incurred in connection with the preparation and negotiation of this Agreement.

14.3 Assignment. Neither this Agreement nor any benefits hereunder may be transferred, assigned or otherwise disposed of (i) by the Borrower to any Person without the prior written consent of the Lender and (ii) by the Lender to any Person without the prior written consent of the Borrower.

14.4 Amendment. No amendment, waiver or modification of, or agreement collateral to, this Agreement will be enforceable against any party hereto unless it is by a formal instrument in writing expressed to be a modification of this Agreement and executed in the same fashion as this Agreement.

14.5 Enurement. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto will bind and enure to the benefit of the respective successors and, subject to Section 14.3, assigns of the parties hereto (including, without limitation, any transferee) whether so expressed or not.

14.6 Notice. Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail or by courier capable of tracking the status of such delivery, the notice to the addresses or facsimile numbers of the respective parties as set out on the first page of this Agreement.

Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a Business Day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be. Any notice sent by prepaid registered mail or courier will be deemed conclusively to have been effectively given on the day of actual delivery to the addressee of such registered mail or courier package.

14.7 Headings for Convenience Only. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

14.8 Governing Law. This Agreement will be construed and enforced in accordance with, and the rights of the parties will be governed by the laws of British Columbia. The Lender and the Borrower hereby attorn to the courts of competent jurisdiction of courts of British Columbia in any proceedings hereunder. In addition, the Lender shall be entitled to enforce any and all rights and remedies stipulated for the Lender hereunder against the Borrower in any court of competent jurisdiction.

14.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

14.10 Independent Covenants. All covenants hereunder will be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant will not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

14.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

14.12 Entire Agreement. This Agreement (including the schedules attached hereto) constitute the entire agreement between the parties with respect to the Loan and their execution has not been induced by, nor do any of the parties rely upon or regard as material, any representations or writings whatever not incorporated herein or therein and made a part hereof or thereof. This Agreement supersedes and replaces any preliminary or other agreement or arrangement, whether oral or written, express or implied, statutory or otherwise heretofore existing among the parties in respect of the Loan.

14.13 Currency. Unless otherwise provided for herein, all monetary amounts referred to herein shall refer to the lawful money of Canada.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered by their respective officers thereunto duly authorized on the 16th day of December, 2021.

1284670 B.C. LTD.

Per:	/s/ Karamveer Thakur
Authorized Signatory

MIDORI-BIO INC.

Per:	/s/ Kenneth Lyons
Authorized Signatory